Exhibit 99.1

The Coretec Group Completes Share Exchange Agreement with Core Optics

Key Highlights:

●	Completion of Share Exchange: The Coretec Group finalizes the acquisition of Core Optics, LLC, making it a wholly-owned subsidiary.
●	Leadership Transition: Dr. Seonkee Kim was appointed as the new CEO of Core Optics.
●	Strategic Expansion: Core Optics strengthens its position in the automotive camera module testing market, with over 90 patents and significant growth potential.
●	Revenue Projections: Combined revenue forecast of $8M USD for fiscal year 2024 and $16M USD for fiscal year 2025.
●	Market Opportunity: Positioned to capitalize on the global automotive camera market projected to grow to USD 18.18 billion by 2030.

ANN ARBOR, MI – August 22, 2024 – The Coretec Group (OTCQB: CRTG), a company focused on the development of silicon anode active materials for lithium-ion batteries and cyclohexasilane (CHS) for electric vehicles (EVs), cleantech, and emerging tech applications, today announced the successful completion of its share exchange agreement with Core Optics, LLC. This transaction, finalized on August 21, 2024, results in Core Optics becoming a wholly-owned subsidiary of The Coretec Group.

As part of the acquisition, Dr. Seonkee Kim has been appointed Chief Executive Officer of Core Optics. Core Optics is a leading manufacturer of testing and calibration equipment for Compact Camera Modules (CCM) used in automobiles, cell phones, and various other consumer and business technology applications. The company’s distinguished clientele includes Sony, Ford, Hyundai, Samsung, and other major blue-chip companies. With a 40,000 square foot facility in Korea and a dedicated team of over 40 employees, Core Optics has developed essential technologies and co-developed over 90 patents to safeguard its proprietary innovations. Core Optics is advancing the development of battery testing equipment, further driving the progress of The Coretec Group’s Endurion program.

The global automotive camera market is projected to grow from USD 8.81 billion in 2023 to USD 18.18 billion by 2030. Core Optics is strategically positioned to capitalize on this growth and has already established a strong foothold in the expanding industry.

The combined companies anticipate revenues of $8 million USD for fiscal year 2024 and $16 million USD for fiscal year 2025.

“We are experiencing high demand for our equipment, particularly in the automotive sector, and have plans in place to scale production to meet this growing demand,” said Dr. Kim, Chief Executive Officer of The Coretec Group. “The compact camera module market is seeing significant expansion, and our well-established product line positions us to increase revenue while also developing new products that will attract additional customers. Our presence in the U.S. opens doors to North American manufacturers and thriving capital markets, which we believe will elevate our corporate profile on a global scale.”

About The Coretec Group

The Coretec Group, Inc. is an Ann Arbor, Michigan-based company that specializes in the development of engineered silicon. The company is utilizing its expertise to create silicon anodes for lithium-ion batteries, which are designed to charge faster and last longer under the Endurion program. Silicon has the theoretical potential to hold up to 10 times the amount of lithium-ions compared to traditional graphite. By incorporating silicon into the battery anode using a proprietary micron and nanoparticle approach, Endurion is poised to revolutionize the EV market and other energy storage applications.

In addition to its work on lithium-ion batteries, The Coretec Group is using engineered silicon to develop a range of energy-focused products, including solid-state lighting (LEDs), semiconductors, and printable electronics. The company is also advancing CSpace, its 3D volumetric display technology, which has diverse applications in medical imaging, automotive technology, and beyond.

For more information, please visit thecoretecgroup.com.

About Core Optics

Core Optics LLC is a Virginia-based limited liability company that operates through its Korean subsidiary, Core Optics Co., Ltd. Established in 2023 following the acquisition of a compact camera module (CCM) testing equipment product line, the company is known for its high-value contributions to the production and distribution of testing equipment for CCMs used in smartphones and automobiles. Core Optics has independently developed and produces essential components such as the image grabber (UCI Series) and an optical system (isCrown Series), which are designed to test high-resolution, ultra-wide-angle camera modules. The company is also working towards obtaining certification from Mobileye, a standard in automotive cameras, as part of its strategy to expand its automotive customer base.

Key Highlights:

●	Successfully developed the isCrown array system with full automation collimation for 8-degree and 15-degree FOV.
●	Initiated R&D for Mobileye certification, with completion expected by the end of next year.
●	Collaborating with Hyundai Mobis on the development of equipment for high-resolution camera modules.
●	Engaged in a PrePV stage PO process in partnership with Hyundai Mobis.
●	completed the delivery of a mass production line for Hyundai's flagship vehicle camera to a Tier 2 automotive camera supplier in Korea.

For more information, please visit coreoptics.us.

Forward-Looking Statements

The statements in this press release relating to The Coretec Group’s expectations regarding future financial performance are forward-looking statements, which involve risks and uncertainties that may be beyond the Company’s control. Such risks and uncertainties are more fully described in the Company’s filings with the U.S. Securities and Exchange Commission. The information in this press release may be subject to change, and the Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Corporate Contact:

The Coretec Group, Inc.
Lindsay McCarthy
info@thecoretecgroup.com
+1 (866) 916-0833

Media Contact:

Spencer Herrmann
FischTank PR
coretec@fischtankpr.com
+1 (518) 669-6818